Exhibit 99.2

Consolidated Financial Statements as of
December 31, 2010 and 2009, and for the
Years Ended December 31, 2010, 2009,
and 2008, and Independent Auditors’ Report

COMMERCIAL INDUSTRIAL FINANCE CORPORATION

Deloitte & Touche LLP
2 World Financial Center
New York, NY 10281-1414
USA

Tel: +1 212 436 2000
Fax: +1 212 436 3000
www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee and Stockholder of CIFC Investment Management LLC:

We have audited the accompanying consolidated balance sheets of Commercial Industrial Finance Corp. (“CIFC” and together with its consolidated subsidiaries and consolidated variable interest entities, the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2010, the Company adopted guidance issued by the Financial Accounting Standards Board related to variable interest entities, resulting in an increase in the Company’s assets and liabilities of approximately $2.7 billion and $2.5 billion, respectively.

June 23, 2011

COMMERCIAL INDUSTRIAL FINANCE CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$7,049	$2,616
Collateral management fee receivable	501	3,318
Furniture, equipment and leasehold improvements, net of accumulated depreciation and amortization of $1,322 and $970, respectively	348	680
Deferred tax asset	12,214	15,543
Other assets	610	1,097
Intangible assets, net	17,979	—
Goodwill	1,232	—
Assets held in Consolidated Funds:
Restricted cash	489,495	20,604
Loans (2007-IV), net of allowance for loan losses of $10,002 and $13,479, respectively	513,448	546,420
Loans (Consolidated Funds at Fair Value)	4,160,941	—
Due from brokers	31,239	7,669
Other assets	26,746	5,310
Total Assets	$5,261,802	$603,257

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Compensation payable	$4,729	$3,088
Accounts payable and other accrued expenses	3,046	375
Dividends payable	1,200	—
Acquired contingent payment obligation	4,237	—
Contingent consideration payable	15,160	—
Liabilities of Consolidated Funds:
Due to note holders (2007-IV)	584,042	583,212
Due to note holders (Consolidated Funds at Fair Value)	4,256,066	—
Accrued interest on Due to note holders	5,305	153
Accounts payable and other accrued expenses	509	16
Due to brokers	209,451	6,566
Total Liabilities	$5,083,745	$593,410

COMMITMENTS AND CONTINGENCIES: (Note 10)

EQUITY:
Common stock ($.001 par value) 100 shares authorized, 1 share issued and outstanding	$—	$—
Additional paid in capital	48,192	52,787
Notes receivable	(819)	(950)
Retained deficit	(33,126)	(41,990)
Total Stockholder’s Equity	$14,247	$9,847
Appropriated retained earnings of Consolidated Funds at Fair Value	163,810	—
Total Equity	$178,057	$9,847

Total Liabilities and Stockholder’s Equity	$5,261,802	$603,257

See notes to consolidated financial statements

COMMERCIAL INDUSTRIAL FINANCE CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share amounts)

	Year ended December 31,
	2010	2009	2008
REVENUES:
Interest income on loans in Consolidated Funds	$145,383	$26,034	$37,887
Interest expense on notes of Consolidated Funds	(102,217)	(15,705)	(29,425)
Net interest income from Consolidated Funds	$43,166	$10,329	$8,462
Provision for loan losses in 2007-IV	(3,604)	(12,419)	(14,367)
Net interest income / (loss) after provision for loan losses	$39,562	$(2,090)	$(5,905)

Net realized gain / (loss) on sales of loans in Consolidated Funds	67,795	(3,915)	(1,158)
Unrealized gain on loans in Consolidated Funds	136,155	—	—
Net realized loss on repayment of due to note holders of Consolidated Funds	(10,710)	—	—
Unrealized loss on due to note holders of Consolidated Funds	(297,747)	—	—
Discount on Income Notes of 2007-IV	—	7,980	—

Loss on termination of consolidated warehouse facilities	—	—	(3,972)
Collateral management fees	179	18,667	19,073
Income from investments in Sponsored Funds	—	4,206	4,520
Unrealized gain on investments in Sponsored Funds	—	—	768
Realized loss on transfer of investments	—	(7,439)	—
Advisory fee	—	—	1,440
Other income	358	281	1,328
Total Revenues	$(64,408)	$17,690	$16,094

EXPENSES:
Compensation and benefits	$10,071	$9,568	$15,230
Professional fees	2,998	2,220	2,229
Amortization of intangibles	226	—	—
Other operating expenses	2,417	3,021	5,356
Other operating expenses of Consolidated Funds	4,254	40	1,021
Total Expenses	$19,966	$14,849	$23,836

INCOME / (LOSS) BEFORE INCOME TAX EXPENSE	$(84,374)	$2,841	$(7,742)
Income tax (expense) / benefit	(3,471)	(4,631)	2,848
LOSS FROM CONTINUING OPERATIONS	$(87,845)	$(1,790)	$(4,894)

DISCONTINUED OPERATIONS
Loss from operations of discontinued subsidiary	$—	$(2,572)	$(5,093)
Income tax (expense) / benefit	—	518	(331)
LOSS ON DISCONTINUED OPERATIONS	$—	$(2,054)	$(5,424)

NET LOSS	$(87,845)	$(3,844)	$(10,318)
NET LOSS ATTRIBUTABLE TO CONSOLIDATED FUNDS	$(90,483)	$(135)	$(10,211)
NET INCOME / (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$2,638	$(3,709)	$(107)

See notes to consolidated financial statements

COMMERCIAL INDUSTRIAL FINANCE CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

(in thousands)

	Commercial Industrial Finance Corp. Stockholders
							Additional			Accumulated	Retained	Total	Appropriated
	Series A Preferred Shares		Series A-1 Preferred Shares		Common Stock		Paid in Capital	Treasury Stock	Notes Receivable	Other Comprehensive Loss	Earnings / (Deficit)	Stockholders Equity	Retained Earnings / (Deficit)	Total Equity
	Shares	Par Value	Shares	Par Value	Shares	Par Value

BALANCE - January 1, 2008	57,507,516	$57,508	—	$—	773,864	$774	$289	$—	$(1,780)	$(367)	$(27,828)	$28,596	$—	$28,596

Net income attributable to common stockholders											(107)	(107)		(107)
Net Loss attributable to 2007-IV											(10,211)	(10,211)		(10,211)
Other comprehensive loss, net of tax
Unrealized loss on Investment in Sponsored Funds										(723)		(723)		(723)
Total comprehensive loss												(11,041)		(11,041)

Issuance of shares			404,000	40,400	1,000	1	(247)	(400)				39,754		39,754

Repayment of notes issued to stockholders									689			689		689

BALANCE - December 31, 2008	57,507,516	$57,508	404,000	$40,400	774,864	$775	$42	$(400)	$(1,091)	$(1,090)	$(38,146)	$57,998	$—	$57,998

Net income attributable to common stockholder											(3,709)	(3,709)		(3,709)
Net Loss attributable to 2007-IV											(135)	(135)		(135)
Other comprehensive loss, net of tax
Unrealized loss on Investment in Sponsored Funds										1,022		1,022		1,022
Reclassification of deferred tax asset to OCI										(941)		(941)		(941)
Total comprehensive loss												(3,763)		(3,763)

Distribution: Series A-1 Preferred Shares				(9,001)								(9,001)		(9,001)

Distribution: CIFC Parent Holdings, LLC				(6,000)								(6,000)		(6,000)

Cancellation of treasury stock	(381,704)	(382)			(4,816)	(5)	(13)	400				—		—

Reversal of other comprehensive loss on Reorganization										1,009		1,009		1,009

Repayment of notes receivable									141			141		141

Dividend in kind on Reorganization		(15,561)		(14,766)		(210)						(30,537)		(30,537)

Amendment to certificate of incorporation	(57,125,812)	(41,565)	(404,000)	(10,633)	(770,047)	(560)	52,758					—		—

BALANCE - December 31, 2009	—	$—	—	$—	1	$—	$52,787	$—	$(950)	$—	$(41,990)	$9,847	$—	$9,847

Transition adjustment relating to consolidation of Consolidated Sponsored Funds													200,664	200,664
Initial consolidation of Consolidated Acquired Funds													62,494	62,494

Net income attributable to common stockholder											2,638	2,638		2,638
Net income / (loss) attributable to Consolidated Funds											8,865	8,865	(99,348)	(90,483)

Stock-based compensation							143					143		143

Dividends paid \ declared							(4,738)				(2,562)	(7,300)		(7,300)

Dividends in kind paid											(77)	(77)		(77)

Repayment of notes receivable									131			131		131

BALANCE—December 31, 2010	—	$—	—	$—	1	$—	$48,192	$—	$(819)	$—	$(33,126)	$14,247	$163,810	$178,057

See notes to consolidated financial statements

COMMERCIAL INDUSTRIAL FINANCE CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(87,845)	$(3,844)	$(10,318)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	332	882	550
Amortization of intangibles	226	—	—
Write-off of fixed assets on discontinued operations	20	277	—
Stock-based compensation	143	—	—
Deferred tax (expense) / benefit	3,329	5,555	(3,001)
Net realized loss on transfer of investments in Sponsored Funds	—	7,439	—
Unrealized gain on investments in Sponsored Funds	—	—	(768)
Cash distributions in excess of accrual	—	1,200	3,790
Tax impact on deferred tax asset of transferred investment in Sponsored Fund	—	(942)	—
Consolidated Funds & Warehouses:
Unrealized gain on loans	(136,155)	—	—
Unrealized loss on due to note holders of Consolidated Funds	297,747	—	—
Realized (gain) / loss on sale of loans	(67,795)	3,915	1,158
Net realized loss on repayment of due to note holders	10,710	—	—
Loan assets acquired from interest paid in kind	(7,738)	(165)	(222)
Other income / (loss) from income notes of 2007-IV	830	(7,912)	—
Provision for loan losses	3,604	12,419	14,367
Provision for warehouse loan losses	—	—	(44,619)
(Increase) / Decrease in Operating Assets:
Accrued CLO collateral management fees	(179)	(618)	1,200
Accrued income from investment in Sponsored Fund	—	53	147
Change in tax refund	(6)	148	1,120
Other current assets	96	447	1,044
Consolidated Funds & Warehouses:
Purchases of loans	(1,095,005)	(87,064)	(116,750)
Proceeds from sale of loans	1,291,174	86,072	94,366
Proceeds from sale of warehouse loans	—	—	825,893
Other current assets	—	(839)	(2,658)
Accrued interest on loans	1,809	248	6,159
Prepaid interest expense	(7,638)	—	—
Other assets	138	—	—
Due from brokers	(5,260)	(7,669)	—
Increase / (Decrease) in Operating Liabilities:
Interest payable on borrowings	—	(298)	(3,627)
Compensation payable	1,167	(2,896)	(67)
Accounts payable and accrued expenses	689	(682)	(615)
Deferred compensation	474	54	257
Consolidated Funds & Warehouses:
Interest accrued on due to noteholders	(991)	(547)	(18,632)
Accounts payable and accrued expenses	(89)	(504)	(193)
Due to brokers	138,116	4,453	(5,668)
Net cash provided by operating activities	$341,903	$9,182	$742,913

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture, equipment and leasehold improvements	$—	$—	$(151)
Investment income	—	—	(1,682)
Cash acquired through CypressTree acquisition	63	—	—
Maturity of certificate of deposit	217	—	—
Increase in restricted cash	—	—	36,828
Consolidated Funds & Warehouses:
Decrease in restricted cash	(230,612)	(2,284)	60,540
Net cash (used in) / provided by investing activities	$(230,332)	$(2,284)	$95,535

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$(6,100)	$(15,001)	$—
Repayment of borrowings	—	(18,000)	—
Net proceeds from issuance of common and preferred shares	—	—	40,154
Purchase of treasury stock	—	—	(400)
Contingent consideration and payment obligations	(59)	—	—
Repayment of promissory notes	—	—	(30,000)
Repayment of notes receivable	131	141	689
Consolidated Funds & Warehouses:
Repayment of due to note holders	(101,110)	—	—
Repayment of warehouse financing	—	—	(836,144)
Distributions from warehouse facilities	—	—	46
Net cash used in financing activities	$(107,138)	$(32,860)	$(825,655)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	$4,433	$(25,962)	$12,793
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	2,616	28,578	15,785
CASH AND CASH EQUIVALENTS - END OF YEAR	$7,049	$2,616	$28,578

SUPPLEMENTAL CASH INFORMATION:
Interest paid	$109,692	$17,424	$33,142
Taxes paid	212	155	102

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
Net assets from the consolidation of the Consolidated Sponsored Funds	$200,664	$—	$—
Net assets from the Consolidation of the Consolidated Acquired Funds	62,494	—	—

Consolidated Non-cash assets acquired through CypressTree acquisition	$19,882	$—	$—
Contingent consideration, Acquired contingent payment obligation and liabilities assumed through CypressTree acquisition	(21,487)	—	—
Net assets eliminated due to the consolidation of the Consolidated Acquired Funds	1,542	—	—

Dividends payable	1,200
Dividend in kind	77	—	—
Transfer of investments in Sponsored Funds to CIFC Parent Holdings LLC	—	30,536	—
Tax impact of transferred investments in Sponsored Funds to CIFC Parent Holdings LLC	—	942	—
Initial recognition of Income Notes in 2007-IV at fair value	—	5,144	—
Reclassification to additional paid-in-capital on amendment to certificate of incorporation	—	52,759	—

See notes to consolidated financial statements

COMMERCIAL INDUSTRIAL FINANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEARS ENDED
DECEMBER 31, 2010, 2009, AND 2008

1.                      BUSINESS, ORGANIZATION, AND OPERATIONS

Commercial Industrial Finance Corp. (“CIFC” and, together with its consolidated subsidiaries, the “Company”) is a Delaware corporation established in November 2005 and is a specialized credit asset manager. The Company sources senior secured corporate loans and equivalent exposures from banks on a wholesale, non-competitive basis in primary and secondary markets and has constructed, securitized, and currently manages portfolios of senior secured corporate loans for institutional investors.

As part of this activity, the Company currently acts as collateral manager for fourteen Collateralized Loan Obligations (“CLOs”) and two other structured credit products.  As collateral manager, on behalf of its clients, the Company purchases assignments in syndications, club loans, and bilateral arrangements, as well as second lien tranches and revolving credit and delayed draw facilities. CIFC is registered with the U.S. Securities and Exchange Commission as an Investment Adviser under the Investment Advisers Act of 1940, as amended.

CIFC had a wholly-owned subsidiary, CIFC International, Ltd. (“UK Sub”). The UK Sub was an entity incorporated in the United Kingdom to provide credit advisory services relating to European and other non-U.S. loans. The subsidiary’s functional currency was the United States dollar. In March 2009, CIFC discontinued operations of the UK Sub. All revenue and expense items related to the UK Sub have been reclassified to Discontinued Operations in the consolidated statements of operations. See Note 16, Discontinued Operations.

CIFC Warehouse Corp., LLC (“Warehouse”), a Delaware limited liability company and wholly-owned subsidiary of CIFC, was established in 2007 for the sole purpose of holding restricted cash in connection with the first loss exposure on outstanding warehouse facilities. As of December 31, 2010 and 2009, there were no outstanding warehouse facilities, and as such, there were no restricted cash balances held by Warehouse.  During 2008, CIFC realized a loss of $4.0 million in relation to terminated warehouse facilities.

In 2009, the Board of Directors of the Company (the “Board”) determined that the use of a holding company structure for the CIFC business would provide CIFC with a more flexible and efficient structure in which to operate and pursue strategic initiatives. The Board determined that the use of a limited liability company, rather than a corporation, as the holding company would further enhance the flexibility and efficiency of the holding company structure.

On December 1, 2009, a reorganization of CIFC (the “Reorganization”) was effected and CIFC became a wholly-owned subsidiary of CIFC Parent Holdings LLC (“CIFC Parent”), a Delaware limited liability company.  The stockholders of CIFC became owners of units in CIFC Parent.  Each share of Series A Preferred Stock was reclassified and changed into one common unit of CIFC Parent and each share of Series A-1 Preferred Stock was reclassified and changed into one Series A Preferred unit of CIFC Parent.  In addition, after giving effect to the reclassification of the Series A Preferred Stock and the Series A-1 Preferred Stock, all of the issued and outstanding shares of Common Stock were reclassified and changed into one share of Common Stock.  As a result of the Reorganization, the sole outstanding share of stock of CIFC is owned by CIFC Parent.

In conjunction with the Reorganization, certain assets owned by CIFC were transferred to CIFC Parent on December 1, 2009, as a dividend in kind. As a result of the transfer, such assets are not reflected in the consolidated balance sheets at December 31, 2010 and 2009.  CIFC realized a $7.4 million loss as a result of the transfer for the year ended December 31, 2009.

The following table presents the balances that were transferred to CIFC Parent as a result of the Reorganization (in thousands):

Account	Balance Transferred

Investments in residual interest tranches of the Sponsored Funds transferred at fair market value	$26,897
Net investment in senior tranches of Sponsored Fund transferred at fair market value	3,639
Reduction in stockholders’ equity account	$30,536

On December 1, 2010, the Company acquired CypressTree Investment Management, LLC (“CypressTree”) from Primus Asset Management, Inc. (“Primus”).  CypressTree, now a wholly owned subsidiary of CIFC, is the collateral manager of five CLOs and two other structured credit products, and acts as sub-adviser for two CLOs.  In conjunction with the acquisition, Primus entered into a sub-advisory agreement with CypressTree such that CypressTree undertook virtually all collateral management rights and responsibilities.  See Note 3, CypressTree Acquisition, for further discussion of the acquisition.

On December 21, 2010, CIFC announced its proposed merger with Deerfield Capital Corp. (“Deerfield”).  The merger was completed on April 13, 2011, and is discussed further in Note 21, Subsequent Events.

CIFC and CypressTree currently act as collateral managers for fourteen CLOs and two other structured credit products (“Managed Funds”).  The Managed Funds are comprised of seven CLOs sponsored by CIFC in 2006 and 2007 (“Sponsored Funds”), and seven CLOs and two other structured credit products acquired by CIFC through the CypressTree acquisition (“CypressTree Funds”).  See Note 3, CypressTree Acquisition, for further discussion of the acquisition.

As of December 31, 2010, twelve of the fourteen Managed Funds are consolidated by the Company (“Consolidated Funds”) in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation.  The Consolidated Funds are comprised of the seven Sponsored Funds and five of the CypressTree funds (“Consolidated Acquired Funds”).

One of the Sponsored Funds, CIFC Funding 2007-IV, (“2007-IV”), has been consolidated by CIFC since its inception and carried at amortized cost.  The six remaining sponsored funds have been consolidated by CIFC beginning January 1, 2010 (“Consolidated Sponsored Funds”) due to the adoption of ASC 810, and are included in the consolidated financial statements at fair value.  The Consolidated Sponsored Funds and the Consolidated Acquired Funds are collectively referred to as the Consolidated Funds at Fair Value (“Consolidated Funds at Fair Value”) within these consolidated financial statements.

Two CypressTree Funds and the two other structured credit products managed by CIFC and CypressTree are not consolidated in accordance with prescribed accounting guidance.  See Note 2, Summary of Significant Accounting Policies, for the consolidation discussion.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which include industry practices.

Basis of Consolidation — The consolidated financial statements include the accounts of CIFC, its wholly-owned subsidiaries and the Consolidated Funds.  All significant intercompany account balances and transactions have been eliminated.  The Company has made certain reclassifications to prior year amounts to conform to the 2010 presentation.  Within the presentation of the consolidated balance sheets, certain other assets and liabilities were aggregated, and the assets and liabilities of the Consolidated Funds were segregated.  Within the consolidated statements of operations, Income from investments in Sponsored Funds and Realized losses on transfer of investments were aggregated, as were other operating expenses.  To match the presentation of the consolidated balance sheets, operating assets and liabilities of the Consolidated Funds were segregated on the consolidated statements of cash flows.

Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material. Estimates are made primarily for valuation of loans, notes, trading and available-for-sale securities, realization of the net deferred tax asset, allowance for loan losses, interest expense on the Class B Notes and the Income Notes of 2007-IV, accretion of the Income Notes of 2007-IV, valuations of intangible assets including goodwill and contingent liabilities, litigation accruals and returns on investments in sponsored funds.

Business Combination — The acquisition of CypressTree was accounted for in accordance with ASC 805, Business Combinations.  As such, the purchase price was allocated to the assets acquired and liabilities assumed in the transaction at their estimated fair values.  The estimates used to determine the fair value of long-lived assets and liabilities, such as intangible assets, can be complex and require significant management judgment.  The Company uses available information to make fair value determinations and engages independent valuation firms, when necessary, to assist in the fair value determination of significant acquired long-lived assets.  This includes estimates and judgments as to the expectations of future cash flows of the acquired business, the allocation of these cash flows to identifiable intangible assets, and the estimated useful lives of intangible assets.  If actual results differ from the estimates and judgments used in these estimates, this could result in possible impairment of the goodwill and intangible assets or require acceleration of the amortization of finite-lived intangible assets.  The Company periodically reviews the estimated useful lives assigned to its intangible assets to determine whether such estimated useful lives continue to be appropriate.

Goodwill & Other Intangible Assets — Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired.  Intangible assets are comprised of finite-lived assets acquired in a businesses acquisition.  The goodwill and intangible assets are tested for impairment annually or more frequently when events or changes in circumstances indicate that the asset might be impaired.

Goodwill has been recognized and allocated to the CypressTree reporting unit as a result of the acquisition of CypressTree.  The first step of the annual goodwill impairment test for the goodwill resulting from the CypressTree acquisition requires a comparison of the book value of net assets to their estimated fair value.  If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment.  In this process, an implied fair value of goodwill is estimated in the same manner as the amount of goodwill recognized in a business combination.  If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to the excess.

Intangible assets associated with the future collateral management fees of the CypressTree Funds are capitalized separately from goodwill if the fair value can be measured reliably on initial recognition.  The fair value of intangible assets of $18.2 million, as reported in Note 4, Goodwill and Intangible Assets, was determined by utilizing an independent valuation firm. The fair value determination was based upon projections of future collateral management fees, consisting of senior, subordinated, and incentive management fees, which utilize both observable and unobservable inputs in the determination of fair value.  Significant inputs to the collateral management fee projections include the structure of the CypressTree Funds and estimates related to loan default rates, recoveries, and discount rates.  Finite-lived intangible assets are amortized on a straight-line basis over their useful lives, which ranges from nine months to ten years.  A change in the useful lives of the assets could have a significant impact on the Company’s amortization expense.

Impairment testing for the intangible assets associated with the future collateral management fees of the CypressTree Funds includes a comparison of the estimated remaining undiscounted cash flows related to the acquired management contracts to the carrying value of the management contract intangible asset.  If the carrying value of the intangible assets is less than the estimated remaining undiscounted cash flows, no further testing is performed and the intangible asset is not deemed impaired.  If the carrying value of the intangible asset is greater than the estimated remaining undiscounted cash flows, then further analysis is performed to determine if the asset is impaired, including an analysis of the estimated remaining discounted cash flows.  See Note 4, Goodwill and Intangible Assets, for further disclosure related to goodwill and intangible assets.

Contingent Consideration from Business Combination — For the CypressTree acquisition, CIFC agreed to pay contingent consideration based on a fixed percentage of certain future management fees earned from the CypressTree Funds.  At December 1, 2010 and December 31, 2010, the fair value of the Contingent consideration payable to the seller was $15.2 million and $15.2 million, respectively.  The fair value of the Contingent consideration payable is based upon a valuation model, which discounts the projected future management fee cash flows for each CypressTree Fund.  Significant inputs to the valuation model include the fee structure of the CypressTree Funds and estimates related to loan default rates, recoveries, and discount rates.  The Contingent consideration payable is remeasured and adjusted to fair value at the end of each reporting period.  See Note 3, CypressTree Acquisition, for further discussion.

Acquired Contingent Payment Obligation from Business Combination — For the CypressTree acquisition, CIFC assumed a pre-existing contingent payment obligation relating to the CypressTree business line.  This liability is based upon a fixed percentage of future management fees earned from certain CypressTree Funds.  At December 1, 2010 and December 31, 2010, the fair value of the Acquired contingent payment obligation was $4.3 million and $4.2 million, respectively.  The fair value of the Acquired contingent payment obligation is based upon a valuation model, which discounts the projected future management fee cash flows for each CypressTree Fund.  Significant inputs to the valuation model include the fee structure of the CypressTree Funds and estimates related to loan default rates, recoveries, and discount rates.  The Acquired contingent payment obligation is remeasured and adjusted to fair value at the end of each reporting period.  See Note 3, CypressTree Acquisition, for further discussion.

Consolidation and Transactions Involving Variable Interest Entities — The consolidated financial statements include the accounts of the entities in which the Company has a controlling financial interest, including the Consolidated Funds in which the Company is deemed to be the primary beneficiary. All of the Managed Funds are variable interest entities (“VIEs”).  As of December 31, 2010, CIFC consolidated twelve VIEs (the Consolidated Funds) and its wholly-owned subsidiaries.  As of December 31, 2009 and 2008, CIFC consolidated one VIE (2007-IV) and its wholly-owned subsidiaries (see below for a discussion of ASC 810)

As collateral manager, the Company selects and arranges for the purchase of loans through VIEs. During the loan accumulation period (the “Warehouse Period”), a warehouse facility provider finances the acquisition of loans into the VIE. When the aggregate value of loans reaches a pre-determined amount (the “Warehouse Size”), the VIE typically repays the funded principal balance and accrued interest to the warehouse facility provider through the issuance of notes and preferred securities (the “Securitization”). If such a Securitization takes place, the VIE is referred to as a CLO. If the term of the warehouse facility matures and a Securitization does not take place, the warehouse facility will be discontinued in accordance with the warehouse agreement. The Company provides collateral management services to the VIEs during the Warehouse Period and over the life of the CLO.

Effective January 1, 2010, the Company adopted ASC 810, which modified guidance in determining whether an enterprise’s variable interest(s) give it a controlling financial interest in entities that are VIEs. ASC 810 provides a framework for determining whether an entity should be considered a VIE and evaluated for consolidation.  Pursuant to this framework, the Company considers all parties to determine whether the entity is a VIE and, if so, whether its involvement with the entity results in a variable interest.  If the Company determines that it does have a variable interest in the entity, it performs an analysis to determine whether it is the primary beneficiary.  This analysis identifies the primary beneficiary of a VIE as the enterprise that has both the power to direct the activities and the obligation to absorb losses or the right to receive benefits that could be potentially significant to a VIE. The Company is required to consolidate the VIE if it is determined to be the primary beneficiary.

The Company’s current involvement with VIEs is to serve as the collateral manager for the Managed Funds. The Company performed an analysis to determine if it is the primary beneficiary under ASC 810. The analysis indicated that the Company has the power to direct the activities of the Managed Funds as of December 31, 2010. In addition, both the subordinated and incentive management fees earned by the Company and CIFC Parent’s investment in the residual interest tranches issued by the Managed Funds could potentially cause the Company and/or CIFC Parent to absorb losses or receive benefits which are significant to twelve of the Managed Funds. Management concluded that the Company is the primary beneficiary of twelve of the Managed Funds and that these twelve Managed Funds are required to be consolidated (Consolidated Funds).  The Company elected the fair value option upon the initial consolidation of the Consolidated Funds at Fair Value.

Adoption of ASC 810 increased the Company’s assets by $2.7 billion and liabilities by $2.5 billion as of January 1, 2010.  As of December 1, 2010, assets and liabilities increased by $1.7 billion and $1.7 billion, respectively, on the consolidated balance sheet due to the initial consolidation of the Consolidated Acquired Funds.  The consolidation of previously unconsolidated Managed Funds also resulted in an increase in the revenue and expense items related to consolidated Managed Funds on the consolidated statements of operations.

The Company reassesses its involvement with VIEs at each balance sheet date to determine if further consolidation is appropriate.  The Company considers the facts and circumstances to determine if a controlling financial interest in a VIE exists.

Although the Consolidated Funds are consolidated by the Company as of December 31, 2010, the assets of the Consolidated Funds are not available to the Company for its general operations or in satisfaction of its note obligations. The Company does not have any rights to or ownership of these assets. The assets of the Consolidated Funds are restricted solely to satisfy the liabilities and obligations of the Consolidated Funds. Similarly, the Company does not have any duty to settle the liabilities and obligations of the Consolidated Funds. The Company has no contractual duty to fund or provide other financial support to any of the Consolidated Funds.

The assets and liabilities of the Consolidated Funds are reflected on the consolidated balance sheet as Assets held in and Liabilities of Consolidated Funds, respectively.

Loans and Notes of the Consolidated Funds at Fair Value — The fair value of the loans and notes of the Consolidated Funds at Fair Value are generally determined based on prices between market participants provided by reputable dealers or pricing services. The Loans of the Consolidated Funds at Fair Value include primarily senior secured corporate loans and equivalent exposures, and the Notes include the note structure of the Consolidated Funds at Fair Value.  In some instances, the Company may utilize internally developed models to determine fair value.  The internal models are based upon projections of future cash flows utilizing both observable and unobservable inputs in the determination of fair value.  Significant inputs to the valuation models include the structure of the Consolidated Funds at Fair Value, estimates related to loan default rates, recoveries, and discount rates.

Loans and Notes of 2007-IV — Loans in 2007-IV are classified as held for investment. The loans are reported at amortized cost, less an allowance for loan losses (see Note 8, Allowance for Loan Losses in 2007-IV below).  The Loans of 2007-IV include primarily senior secured corporate loans and equivalent exposures.  The notes of 2007-IV are reported at amortized cost on the consolidated balance sheet, and are comprised of the note structure of the 2007-IV. The fair value of the assets of 2007-IV as disclosed in Note 5, Fair Value Measurements, is generally determined on the basis of prices between market participants provided by reputable dealers or pricing services.  The fair value of the notes of 2007-IV, as reported in Note 5, Fair Value Measurements, may be determined by utilizing internally developed models. The internal models are based upon projections of future cash flows utilizing both observable and unobservable inputs in the determination of fair value.  Significant inputs to the valuation models include the structure of the 2007-IV, estimates related to loan default rates, recoveries, and discount rates.

Repayment of Notes of Consolidated Funds — For the year ended December 31, 2010, certain notes of the Consolidated Funds were partially retired in accordance with the Consolidated Fund indentures.  Approximately $101.1 million of restricted cash was used to partially retire the notes resulting in a realized loss of $10.7 million as reported in the consolidated statements of operations.

Due to Note Holders (2007-IV) — Class B Notes and Income Notes issued by 2007-IV are reported at amortized cost. Embedded derivatives contained in the Class B Notes and Income Notes, the calculation of interest expense on the Class B Notes and Income Notes, and accretion on the Income Notes are described below.

Embedded Derivatives — The Class B Notes and the Income Notes of 2007-IV contain embedded interest rate derivatives. At December 31, 2010 and 2009, the Company analyzed the provisions of the Class B Notes and the Income Notes in accordance with ASC 815, Derivatives and Hedging and determined that the value attributable to such derivatives is not material. As a result, the embedded derivatives have not been separated from the host contracts and reported at fair value.

Interest Expense on Class B Notes and Income Notes of 2007-IV — Interest expense on the Class B Notes and the Income Notes of 2007-IV is calculated in accordance with ASC 325, Investments. Interest expense on the Class B Notes is calculated utilizing an implied yield of fifteen percent (15%) as per the indenture agreement. Any excess cash distributions made by 2007-IV to the Class B note holders are recorded as prepaid interest expense and reflected in the consolidated balance sheets within Other assets. Interest expense on the Income Notes is calculated utilizing a fair value liquidation analysis, and no interest expense on the Income Notes was recorded in 2010, 2009, or 2008.  Prepaid interest expense of 2007-IV as of December 31, 2010, and 2009 was $11.1 million and $3.5 million, respectively.

Accretion on Income Notes of 2007-IV — The Income Notes of 2007-IV with a face value of $22.0 million previously had a carrying value of $13.1 million, although such liability was eliminated in consolidation. This value also represented the Income Notes carrying value just prior to the Reorganization on December 1, 2009. As a result of the transfer of CIFC’s investment in the Income Notes of 2007-IV, the carrying value of the Income Notes was adjusted to the fair value on the date of transfer of $5.1 million. The difference of $8.0 million is reflected in the consolidated statement of operations as Discount on Income Notes of 2007-IV. At the time of the Reorganization, the carrying value of the Income Notes was also adjusted. The difference between the fair value as of December 1, 2009 of $5.1 million and the face value of the liability of $22.0 million will be amortized into earnings over the remaining life of the Income Notes in accordance with ASC 835, and reflected in the consolidated statement of operations as a component of Interest expense on notes of consolidated funds. Accretion on the Income Notes began December 1, 2009.

Allowance and Provision for Loan Losses — The Company establishes an allowance for loan losses based on its evaluation of historical and industry loss experience, economic conditions and trends, estimated fair value and quality of collateral, estimated fair values of loans and other relevant factors.

To estimate the allowance for loan losses, the Company identifies impaired loans.  The Company reviews and considers each loan for impairment individually at each reporting date.  The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  In general, these loans have been internally identified as credits requiring management’s attention due to underlying problems in the borrower’s business or collateral concerns.  When a loan is impaired, the allowance for loan losses is increased by the excess of the amortized cost basis of the loan over the present value of the projected future cash flows unless, if practical, the loan’s observable market price or the fair value of the collateral is used.  The Company considers the current financial information of the borrowing company, including its performance against plan and changes to the market for the borrowing company’s service or product, among other factors, when evaluating projected future cash flows.  Changes in the allowance for loan losses are recognized in the consolidated statements of operations as a provision for loan losses.  If the loan or a portion thereof is deemed uncollectible, a charge-off or write-down of the loan is recorded, and the allowance for loan losses is reduced.  The Company does not recognize accrued interest income on loans in non-accrual status.

Cash and Cash Equivalents — Cash and cash equivalents include cash on hand and short term investments with banks with original maturities of 90 days or less.

Restricted Cash in Consolidated Funds and Warehouses — Restricted cash in the Consolidated Funds represents cash and cash equivalents held by the Consolidated Funds for reinvestment and payment of principal and interest to note holders.  Restricted cash in warehouses represents cash and cash equivalents held in connection with CIFC’s first loss exposure on outstanding warehouses.

Due to Brokers/Due from Brokers — The investment activity of the Consolidated Funds is recorded on a trade date basis. Unsettled trades at the end of the period will create receivables/payables to the counterparties which have been recorded as due from brokers or due to brokers on the consolidated balance sheets.

Furniture, Equipment, and Leasehold Improvements — Furniture and equipment are carried at cost, less accumulated depreciation, and are depreciated using the straight-line basis for consolidated financial statement purposes, generally using estimated useful lives of three to five years. Leasehold improvements are carried at cost, less accumulated amortization, and are amortized on a straight-line basis, using either the life of the lease or the estimated life of the asset, whichever is shorter. Maintenance and repair costs are expensed as incurred.

Compensation Payable — Compensation payable consists of salaries payable, incentive compensation, payroll taxes, and other employee benefits.

Stock-based Compensation — CIFC measures and records stock-based compensation expense in accordance with ASC 718, Compensation — Stock Compensation.   The cost of employee services received in exchange for an award of stock-based compensation is measured based on the grant-date fair value of the award.  Awards are expensed over the corresponding vesting period.   Compensation expense is recognized in the consolidated statements of operations with an offsetting increase in additional paid-in capital in the consolidated balance sheets.  Employees receiving stock-based compensation awards receive member interests in CIFC Parent.

Revenues

Management Fees — Management fees are derived from the Company’s role as a collateral manager for the Managed Funds. Such fees are calculated in accordance with negotiated agreements and are earned and recorded on an accrual basis throughout the life of each product.  The collateral management fees of the twelve Consolidated Funds are eliminated in consolidation.

Other Income — Other income includes interest income, foreign exchange gains and losses, portfolio sub-advisory fees, advisory fees, administrative fees, and other miscellaneous items. Interest income is earned on cash and money market investments. Foreign exchange gains and losses result from changes in currency rates relating to assets and liabilities denominated in a currency other than U.S. dollars. Sub-advisory fees are derived from CIFC’s role as sub-advisor and are recorded when earned. Advisory fees are derived from CIFC’s role as advisor and are recorded when earned. Administrative fees are derived from CIFC’s role as administrator for a related party, CIFC Parent, in accordance with an Intercompany Services Agreement between CIFC and CIFC Parent.

Net Interest Income From Consolidated Funds — Net interest income on the Consolidated Funds includes interest income on loans less interest expense on notes issued by the Consolidated Funds.

Interest Income — The Company earns interest income on its cash and cash equivalents and loans.  Interest income is accrued as earned.  Premiums and discounts of loans acquired by 2007-IV are amortized or accreted into interest income over the estimated lives of the loans using a method that approximates the effective yield method.

Interest Expense — The Company incurs interest expense on the notes of the Consolidated Funds.  Interest expense on the senior notes of the Consolidated Funds is accrued as incurred.  Interest expense on the residual interest tranche of the Consolidated Funds is expensed as paid

Discontinued Operations — Discontinued operations are reflected on the consolidated statements of operations in accordance with ASC 205, Presentation of Financial Statements. The results of the UK Sub, which was discontinued in 2009, have been classified as Discontinued Operations (see Note 16, Discontinued Operations).

Income Taxes — The Company accounts for income taxes under ASC 740, Income Taxes, which requires recognition of deferred tax liabilities and deferred tax assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities and deferred tax assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

CIFC records net deferred tax assets to the extent that it believes that these assets will more likely than not be realized. In making such determination, ASC 740 requires consideration of all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent financial operations. In the event that the Company was to determine that it would be unable to realize deferred income tax assets in the future in excess of its net recorded amount, an adjustment would be made to the valuation allowance, which would affect the provision for income taxes.

The Company analyzes its tax filing positions in all of the U.S. federal, state, city, and foreign tax jurisdictions where it is required to file income tax returns, as well as for open tax years in these jurisdictions. If, based on this analysis, uncertainties in tax positions are identified, a reserve is established. Accrued interest and penalties related to uncertain tax positions are recognized in Other operating expenses in the consolidated statements of operations, if applicable.

Taxes are recorded at effective rates applicable to the jurisdictions in the countries in which the Company operates.

New Accounting Pronouncements

In December 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-28, which addresses when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The update modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update is effective for nonpublic entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is not permitted. The Company is currently evaluating the impact that this standard will have on its consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Receivables — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 amends disclosure requirements regarding financing receivables, credit quality of loans and the allowance for loan losses. ASU 2010-20 is effective for nonpublic entities for reporting periods ending after December 15, 2011. The Company is currently evaluating the impact of adopting ASU 2010-20 on the disclosures included in its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosure — Improving Disclosures about Fair Value Measurements.  ASU 2010-06 amends ASC 820, Fair Value measurements, to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements.  ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value.  The Company adopted ASU 2010-06 and has included the required disclosures in Note 5, Fair Value Measurements, with the exception of the requirement to provide disclosure of the level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for the annual reporting periods beginning after December 15, 2010.  The Company is currently evaluating the impacts of reporting the remaining disclosures required by ASU 2010-06 on the disclosures included in its consolidated financial statements.

3.                      CYPRESSTREE ACQUISITION

On December 1, 2010, the Company acquired CypressTree from Primus.  CypressTree, now a wholly-owned subsidiary of CIFC, is the collateral manager of five CLOs and two other structured credit products, and acts as sub-adviser for two CLOs.

The primary reason for this acquisition was to increase the assets under management  (“AUM”) of the Company and to increase the related management fee income generated from the AUM.  The acquisition agreement allows the Company to receive senior fees, subordinated fees, and incentive fees (in summary, “Fees”), which the Company has the right and the ability to collect as the collateral manager for the CypressTree Funds.  The Company established an intangible asset, which was valued using the fair value of the Fees at the acquisition date for the CypressTree Funds.

Residual goodwill from the acquisition is derived from expected synergies of utilizing CIFC personnel and processes to achieve better performance in the CypressTree Funds.

The Company’s Contingent consideration payable and Acquired contingent payment obligation relate to the fair value of certain future revenue sharing arrangements with Primus and certain other parties, as required per the acquisition agreement.

CIFC paid no cash or equity consideration at the date of the acquisition to the seller.  On the acquisition date, the Company recorded $15.2 million, at fair value, of contingent consideration related to the acquisition.  The Company also recorded an additional $4.3 million, at fair value, of pre-existing contingent payment obligations assumed from Primus related to the acquisition.  In addition, the Company agreed to remit approximately $2.0 million of accrued management fees and other receivables, as of the date of the acquisition, to Primus.  During December 2010, the Company paid $38 thousand, $21 thousand, and $1.1 million in partial payment of the contingent consideration, contingent payment obligation, and acquired liability, respectively.  As of December 1, 2010, $1.5 million of the management fee and other fund receivables were eliminated in consolidation.

The Company also expensed $0.3 million of acquisition costs related to this transaction as incurred.

The purchase price allocation as of December 1, 2010, for the CypressTree acquisition was as follows (in thousands):

Net Assets Acquired at Fair Value
Cash	$63
Collateral management fee rights	18,205
Other assets	20
Management Fee & Other receivables	1,967
Accounts payable	(2,030)
Acquired contingent payment obligation	(4,258)
Net Assets	$13,967

Total Consideration Transferred
Earn out liability	$9,084
Revenue share liability	6,115
Total Consideration	$15,199

Goodwill	$1,232

4.                      GOODWILL AND INTANGIBLE ASSETS

Goodwill, which was $1.2 million as of December 31, 2010, relates to the acquisition of CypressTree.

The Company’s Intangible assets, net, and changes in the Company’s Intangible assets, net consist of the following (in thousands):

December 31, 2010
Balance, beginning of year	$—
Acquisition of collateral management fee rights	18,205
Amortization expense / Accumulated amortization	(226)
Balance, end of year	$17,979

Amortization of Intangible assets held at December 31, 2010, is expected to be $2.5 million, $2.2 million, $2.1 million, $2.1 million, and $9.1 million for the years ended December 31, 2011, 2012, 2013, 2014, and 2015 and thereafter, respectively.  The Company’s intangible assets are amortized over the estimated useful lives of the underlying CypressTree Fund management contracts to the Company, which ranges from nine months to ten years.

5.                      FAIR VALUE MEASUREMENTS

ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value.  A fair value measurement represents the price at which a transaction would occur between market participants at the measurement date.  Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

In accordance with ASC 820, the Company categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The categorization is as follows:

Level 1: Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Financial assets and liabilities whose values are based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.  The fair value may be determined through the use of models or other valuation methodologies.

Level 3: Financial assets and liabilities whose values are based on prices or valuation techniques that require significant inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own judgment about the assumptions a market participant would use in pricing the asset or liability.

A review of the fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of certain financial assets or liabilities. Reclassifications affecting Level 3 of the fair value hierarchy and transfers of financial assets as a result of the Reorganization are reported as transfers in / out of the Level 3 category.

As of December 31, 2010 and 2009, the Company did not hold any securities reflected in the consolidated balance sheets at fair value other than those held by the Consolidated Funds.

As of December 1, 2009, as part of the Reorganization, trading securities and an available-for-sale security held by CIFC were removed from the consolidated balance sheet and transferred to CIFC Parent as a dividend in kind at current fair value. The securities were classified as Level 3 assets within the fair value hierarchy. CIFC determined the fair values utilizing a mark-to-model approach. The model incorporated the anticipated cash flows of the security and discounted those cash flows to present value using a blended discount rate, taking into account certain observable and unobservable inputs and significant management judgment.  Significant inputs to the valuation model include the structure of the Sponsored Funds, and estimates related to loan default, recovery, and discount rates.

The following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy described above based on their classification in the consolidated balance sheets. The Company, from time to time, may adjust the valuation methodologies described below under certain market conditions.

The Company maintains a consistent policy and process for identifying when and how such adjustments should be made. To the extent that a significant fair value adjustment is made by the Company, the valuation classification would generally be considered Level 3 within the fair value hierarchy. Reclassifications impacting Level 3 of the fair value hierarchy and transfers of financial assets as a result of the Reorganization are reported as transfers in/out of the Level 3 category.

Loans in the Consolidated Funds at Fair Value — Loans in the Consolidated Funds at Fair Value are reported at fair value and are generally priced at a composite of the mid-point in the bid-ask spread of dealer quotes or based on the composite price of a different tranche of the same security if dealer quotes are unavailable for the specific tranche owned. As of December 31, 2010 and 2009, CIFC classified Loans in the Consolidated Funds at Fair Value priced in this manner as Level 2 assets within the fair value hierarchy. Where no such quotes are available, the price may be based on internally developed models using composite or other comparable market data and may include unobservable market inputs as described in Note 2, Summary of Significant Accounting Policies. Loans priced in this manner are classified as Level 3 assets within the fair value hierarchy.  For the twelve months ended December 31, 2010, the Consolidated Funds at Fair Value did not recognize $6.2 million of accrued interest income on loans, as a result of placing the subject loans on non-accrual status.

Due to note holders of the Consolidated Funds — Due to note holders of the Consolidated Funds at Fair Value includes both the senior and residual interest tranches of the CLO note structures.  The fair value of Due to note holders of the Consolidated Funds at Fair Value is determined using internally developed models that utilize composite or other comparable market data which management believes would be used by market participants and may include unobservable market inputs as described in Note 2, Summary of Significant Accounting Policies.  Due to note holders of the Consolidated Funds at Fair Value valued in this manner are classified as Level 3 liabilities within the fair value hierarchy.

The fair value of the Loans and Due to note holders of 2007-IV, which are reported at amortized cost in the consolidated balance sheets, is disclosed in accordance with ASC 825, Financial Instruments, which requires disclosure of the estimated fair value of certain financial instruments.  At December 31, 2010 and 2009, the estimated fair value of the loans in 2007-IV was $516.6 million and $515.9 million, respectively.  At December 31, 2010 and 2009, the estimated fair value of the Due to note holders of 2007-IV was $554.2 million and $518.0 million respectively.  The fair value of the Loans and Due to note holders of 2007-IV are determined in the same manner as the Loans and Due to note holders of the Consolidated Funds at Fair Value.

As of December 31, 2010, the aggregate fair value of the loans and Due to note holders carried at fair value within the Consolidated Funds at Fair Value was approximately $4.2 billion and $4.3 billion respectively. As of December 31, 2010, the aggregate contractual principal amount of the loans and Due to note holders of the Consolidated Funds at Fair Value was $4.4 billion and $4.8 billion, respectively.  The following table presents the fair value hierarchy for the financial assets and liabilities of the Company and its consolidated VIEs as of December 31, 2010 (in thousands):

	Fair Value Measurement as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets:
Loans (Consolidated Funds at Fair Value)	$—	$3,851,336	$309,605	$4,160,941
Liabilities:
Due to note holders (Consolidated Funds at Fair Value) - Senior tranches	$—	$—	$3,962,452	$3,962,452
Due to note holders (Consolidated Funds at Fair Value) - Residual interest tranches	—	—	293,614	293,614
Acquired contingent payment obligation	—	—	4,237	4,237
Contingent consideration payable	—	—	15,160	15,160
Total Liabilities	$—	$—	$4,275,463	$4,275,463

As a result of the transfer on December 1, 2009, of Investments in the Sponsored Funds to CIFC Parent in conjunction with the Reorganization, CIFC did not hold any securities reflected on the consolidated balance sheet at fair value at December 31, 2009.

On the date of the Reorganization, CIFC transferred its investment in the Income Notes of 2007-IV to CIFC Parent. Such investment was eliminated upon consolidation in prior years. The carrying value on the date of the transfer was $13.1 million and the fair value was $5.1 million, resulting in an $8.0 million realized loss.

There were no transfers between Level 1 and Level 2 during the twelve months ended December 31, 2010.

During the twelve months ended December 31, 2010, 2009 and 2008, the Company and its consolidated VIEs had the following activity in Level 3 assets (in thousands):

	For the twelve months ended December 31, 2010
		Consolidation /				Realized	Unrealized	Net Transfers
	Beginning	Acquisition			Sales /	Gains /	Gains /	to Level 2	Ending
	Balance	CLOs (a)		Purchases	Repayments	(Losses)	(Losses)	Assets	Balance
Level 3 Assets:
Loans (Consolidated Funds at Fair Value)	$—	$312,104	(a)	$183,756	$(110,394)	$15,590	$12,538	$(103,989)	$309,605

Level 3 Liabilities:
Due to note holders (Consolidated Funds at Fair Value) - Senior tranches	$—	$3,791,412	(b)	$—	$(101,111)	$10,710	$261,441	$—	$3,962,452
Due to note holders (Consolidated Funds at Fair Value) - Residual interest tranches	—	257,309	(c)	—	—	—	36,305	—	293,614
Acquired contingent payment obligation	—	4,258		—	(21)	—	—	—	4,237
Contingent consideration payable	—	15,198		—	(38)	—	—	—	15,160
Total Level 3 Liabilities	$—	$4,068,177		$—	$(101,170)	$10,710	$297,746	$—	$4,275,463

For the twelve months ended December 31, 2009
					Realized	Unrealized	Net Transfers
	Beginning			Sales /	Gains /	Gains /	to Level 2	Ending
	Balance	Transfers In	Purchases	Repayments	(Losses)	(Losses)	Assets	Balance
Level 3 Assets:
Investments in Sponsored Funds	$23,991	$—	$—	$(25,363)	$1,372	$—	$—	$—

For the twelve months ended December 31, 2008
					Realized	Unrealized	Net Transfers
	Beginning			Sales /	Gains /	Gains /	to Level 2	Ending
	Balance	Transfers In	Purchases	Repayments	(Losses)	(Losses)	Assets	Balance
Level 3 Assets:
Investments in Sponsored Funds	$22,750	$4,252	$—	$—	$—	$(3,011)	$—	$23,991

(a)          Of the $312.1 million of Loans of the Consolidated Funds at Fair Value above, $254.2 million relates to consolidation of six sponsored funds due to the Company’s adoption of ASC 810 on January 1, 2010, and $57.9 million relates to the consolidation of five CypressTree funds due to the CypressTree acquisition on December 1, 2010.

(b)         Of the $3.8 billion of the senior tranches of the Due to note holders of Consolidated Funds at Fair Value, $2.3 billion relates to the consolidation of six sponsored funds due to the Company’s adoption of ASC 810 on January 1, 2010, and $1.5 billion relates to consolidation of five CypressTree Funds due to the CypressTree acquisition on December 1, 2010.

(c)          Of the $257.3 million of the residual interest tranches of the Due to note holders of Consolidated Funds at Fair Value, $168.8 million relates to the consolidation of six sponsored funds due to the Company’s adoption of ASC 810 on January 1, 2010, and $88.5 million relates to consolidation of five CypressTree Funds due to the CypressTree acquisition on December 1, 2010.

6.                      FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

As of December 31, 2010 and 2009, furniture, equipment, and leasehold improvements consisted of the following (in thousands):

	2010	2009
Furniture and fixtures	$487	$487
Hardware	278	268
Software	193	193
Leasehold improvements	702	702
Trademarks / Tradenames	10	0
Less: accumulated depreciation and amortization	(1,322)	(970)
Fixed assets, net	$348	$680

During the year ended December 31, 2010, approximately $20 thousand of fixed assets were acquired through the CypressTree acquisition (See Note 3, CypressTree Acquisition).  These assets were immediately impaired and the carrying values were reduced to $0 as the Company does not plan to use the assets in the future.  There were no other fixed asset acquisitions or disposals during the year ended December 31, 2010.  There were no additions or disposals by CIFC during the year ended December 31, 2009, except as disclosed in Note 16, Discontinued Operations. Depreciation expense for the years ended December 31, 2010, 2009, and 2008, was $0.4 million, $0.2 million, and $0.4 million, respectively.

7.       INVESTMENTS IN SPONSORED FUNDS

As of December 31, 2010 and 2009, the Company did not hold any investments in the residual interest tranches of the Sponsored Funds. During 2009, such investments, during the time they were held by CIFC, were classified as trading and reported at fair value.

The following table presents the changes in the fair value of the investments in the Company’s six Sponsored Funds which were not consolidated by the Company prior to January 1, 2010, from December 31, 2007 to December 1, 2009 (date of the Reorganization). For one of the Sponsored Funds (2007-IV), the table presents the change in the original carrying value of the investment and the fair value of the investment at December 1, 2009 (in thousands). The realized loss of $6.4 million for the year ended December 31, 2009 is reflected in the consolidated statements of operations as part of the Realized loss on transfer of investments. The Company had an additional investment in one Sponsored Fund that was recorded as an available for sale security with unrealized gains and losses reported in Other comprehensive income.  This investment was transferred to CIFC Parent on December 1, 2009 in conjunction with the Reorganization resulting in a realized loss of $1.0 million which is reflected in the consolidated statements of operations as part of the Realized loss on transfer of investments The Unrealized gain on investments in Sponsored Funds for the year ended December 31, 2008 of $768 thousand is reflected in the consolidated statements of operations.  There were no additional investments in sponsored funds made by CIFC in 2010 or 2009.

				Cash	Changes in
	Fair Market Value	Change in	Purchases	Distributions in	Fair Value, Including	Realized	Fair Market Value
CLO Name	as of 12/31/08	Fair Value	& (Sales)	Excess of Accrual	ASC 320 Accrual	Gain / (Loss)	as of 12/1/09
CIFC Funding 2006-I	$4,109	$—	$(4,137)	$(99)	$4,236	$127	$—
CIFC Funding 2006-IB	2,741	—	(2,547)	(460)	3,007	267	—
CIFC Funding 2006-II	6,285	—	(6,064)	(122)	6,186	(99)	—
CIFC Funding 2007-I	2,333	—	(2,223)	(409)	2,632	299	—
CIFC Funding 2007-II	3,332	—	(3,946)	(33)	3,979	647	—
CIFC Funding 2007-III	2,603	—	(2,836)	(77)	2,913	310	—
Sub-total	$21,403	$—	$(21,753)	$(1,200)	$22,953	$1,551	$—

CIFC Funding 2007-IV	13,124	—	(5,144)	—	5,144	(7,980)	—

TOTAL	$34,527	$—	$(26,897)	$(1,200)	$28,097	$(6,429)	$—

				Cash	Changes in
	Fair Market Value	Change in	Purchases	Distributions in	Fair Value, Including	Realized	Fair Market Value
CLO Name	as of 12/31/07	Fair Value	& (Sales)	Excess of Accrual	ASC 320 Accrual	Gain / (Loss)	as of 12/31/08
CIFC Funding 2006-I	$5,039	$(930)	$—	$(967)	$37	$—	$4,109
CIFC Funding 2006-IB	3,092	(352)	—	(575)	223	—	2,741
CIFC Funding 2006-II	4,563	1,722	1,674	(769)	817	—	6,285
CIFC Funding 2007-I	2,913	(580)	—	(571)	(9)	—	2,333
CIFC Funding 2007-II	3,934	(602)	—	(528)	(74)	—	3,332
CIFC Funding 2007-III	3,209	(606)	—	(380)	(226)	—	2,603
TOTAL	$22,750	$(1,347)	$1,674	$(3,790)	$768	$—	$21,403

8.       ALLOWANCE FOR LOAN LOSSES IN 2007-IV

The following table summarizes the changes in the allowance for loan losses in 2007-IV for the twelve months ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Allowance for loan losses, beginning of year	$13,479	$14,367
Provision for loan losses	3,604	12,419
Charge-offs	(7,081)	(13,307)
Allowance for loan losses, end of year	$10,002	$13,479

For the twelve months ended December 31, 2010 and 2009, the Company and its consolidated VIE, 2007-IV, did not recognize $0.2 million and $0.1 million, respectively of accrued interest income on loans, as a result of placing the subject loans on non-accrual status.

Troubled debt restructurings are loans which have been modified to accommodate a borrower who is experiencing financial difficulties, and for which the Company has granted a concession that it would not otherwise consider. These modifications are structured on a loan-by-loan basis, and depending on the circumstances, may include extended payment terms, a modified interest rate, forgiveness of principal (on occasion), or other concessions. However, since not all modifications are troubled debt restructurings, certain modifications are also performed in the normal course of business for borrowers that are not experiencing financial difficulty.  As of December 31, 2010, the total recorded investment and the related allowance for loan losses for troubled debt restructurings on loans held in 2007-IV was $2.9 million and $1.5 million, respectively.  As of December 31, 2009, the total recorded investment and the related allowance for loan losses for troubled debt restructurings on loans held in 2007-IV was $8.8 million and $4.1 million, respectively.

9.       OTHER ASSETS AND OTHER ASSETS OF CONSOLIDATED FUNDS

The Company’s Other assets at December 31, 2010, are comprised of prepaid assets of $0.4 million, deposits of $0.1 million, and reimbursable expenses from the Managed Funds of $0.1 million.  Other assets at December 31, 2009, are comprised of deposits of $0.4 million, prepaid assets of $0.2 million, reimbursable organizational costs of CIFC Parent of $0.2 million, as well other miscellaneous items amounting to $0.3 million.

Other assets of Consolidated Funds at December 31, 2010, are comprised of prepaid interest expense of $11.1 million, accrued interest on loans of $15.3 million, and other miscellaneous items amounting to $0.3 million.  Other assets of Consolidated Funds at December 31, 2009 are comprised of prepaid interest expense of $3.5 million and accrued interest on loans of $1.8 million.

10.     COMMITMENTS AND CONTINGENCIES

The Company leases its office space under an operating lease, which expires in September 2011. In addition to base rental costs, the lease for office space provides for rent escalations resulting from increased assessments for real estate taxes. Rent expense for the years ended December 31, 2010, 2009, and 2008, was $0.9 million, $0.6 million, and $0.5 million, respectively, and is included in Other operating expenses in the consolidated statements of operations.  Future minimum annual lease payments at December 31, 2010, are $0.6 million for the nine months ended September 30, 2011.

The Company’s estimated future payments for the Contingent consideration payable and Acquired contingent payment obligation relating to the CypressTree acquisition at December 31, 2010, are expected to be $5.8 million, $5.8 million, $5.0 million, $3.3 million, and $6.6 million for the years ended December 31, 2011, 2012, 2013, 2014, and 2015 and thereafter, respectively.

The Consolidated Funds had unfunded loan commitments of $63.2 million at December 31, 2010, with the last maturity date in October 2015.

Litigation — From time to time, the Company may be named as a defendant in legal actions. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially adversely affect its results of operations, financial position or cash flows.

11.     BORROWINGS

As of December 31, 2008, CIFC had drawn $18.0 million against its outstanding credit facility, which was classified as Borrowings in the consolidated balance sheets. In May 2009, CIFC repaid this credit facility in full plus $0.1 million of accrued interest. As a result, CIFC had no outstanding borrowings as of December 31, 2010 and 2009. Interest expense associated with this facility for the years ended December 31, 2010, 2009, and 2008, was $0.0 million, $0.3 million, and $1.2 million, respectively.

In April 2008, CIFC sold 400,000 shares of Series A-1 Preferred Shares plus warrants to an affiliate of its majority investor for $40.0 million. The proceeds were used primarily to repay the outstanding promissory notes and related interest and guarantee fees. The total payment made was $35.4 million, comprised of $30.0 million in promissory notes repayment and $5.4 million of interest payable on those promissory notes. As a result, there was no promissory notes payable or interest payable on promissory notes at December 31, 2010, 2009, and 2008. For the year ended December 31, 2008, the Company recognized $1.7 million in interest expense related to the promissory notes, classified as Other operating expense on the consolidated statements of operations.

CIFC previously deferred fees and other direct incremental costs incurred in connection with its borrowings. Amortization of deferred debt issuance costs for the years ended December 31, 2009 and 2008 was $0.5 million and $0.1 million, respectively. In 2009, in connection with CIFC’s repayment of the credit facility in full, all outstanding deferred debt issuance costs were expensed and removed from the balance sheet.

12.     MANAGEMENT FEES

The Company receives collateral management fees from the Managed Funds.  Collateral management fees earned for the years ended December 31, 2010, 2009, and 2008, were $21.5 million, $20.8 million, and $21.2 million, respectively. Of this amount, $21.3 million, $2.1 million, and $2.1 million, respectively, relates to the funds consolidated at the time. In consolidation, management fees from the Consolidated Funds were eliminated, resulting in collateral management fee income for the years ended December 31, 2010, 2009, and 2008, of $0.2 million, $18.7 million, and $19.1 million, respectively, reported in the consolidated statements of operations.

13.     DEFERRED COMPENSATION

CIFC has a non-qualified deferred compensation plan (the “Plan”), whereby certain employees may defer compensation into an unfunded deferred compensation plan, which is indexed to the Sponsored Funds. In January 2009, the Plan was amended to comply with Section 409A of the Internal Revenue

Code, to add an anti-manipulation provision that became effective as of January 1, 2009, and to clarify the investment and reinvestment process and the allocation of income from Plan assets.

During previous years, qualified employees had elected to defer $1.2 million of their compensation into the Plan. Such amounts were contributed in 2006 and 2007, and no amount of 2010, 2009, or 2008 compensation was deferred or contributed. Accrued compensation expense recorded during the twelve months ended December 31, 2010, 2009, and 2008 relating to the deferred compensation was $0.6 million, $0.1 million, and $0.3 million, respectively.  In addition, during the years ended December 31, 2010 and 2009, deferred compensation payments made to certain terminated employees were approximately $81 thousand and $48 thousand, respectively.  CIFC Parent assumed the Company’s obligations under the Plan on April 13, 2011.

14.               INCOME TAXES

The components of income tax expense for the years ended December 31, 2010, 2009, and 2008, are as follows (in thousands):

	2010	2009	2008
Current tax expense:
US federal	$142	$155	$—
State and local	—	—	81
Total current tax expense:	$142	$155	$81

Deferred tax expense / (benefit):
US federal	$2,010	$3,309	$(1,825)
State and local	1,319	1,167	(1,104)
Total deferred tax expense / (benefit):	$3,329	$4,476	$(2,929)

Income tax expense / (benefit)	$3,471	$4,631	$(2,848)

The tax effect of temporary differences and the net operating loss carryforward that resulted in deferred tax assets and liabilities are presented below (in thousands):

	2010	2009
Temporary differences:
Net unamortized startup costs	$491	$541
Accelerated depreciation	25	(57)
Deferred compensation	971	751
Deferred audit fee accrual	93	98
Partnership income	—	(13)
Restricted stock unit grants	66	—
Amortization of intangibles	109	—
Total temporary differences	$1,755	$1,320

Alternative minimum tax credit carryforward	$323	$155
Net operating loss carryforward	10,136	14,068
Deferred tax asset	$12,214	$15,543

At December 31, 2010 and 2009, the Company recorded a deferred tax asset of $12.2 million and $15.5 million reflecting the tax benefit of $21.9 million and $30.9 million respectively, in loss carryforwards. Such loss carryforwards expire in 2028. A deferred tax asset of $3.9 million as of December 31, 2008, relating to the unrealized loss on an available-for-sale security was reversed in 2009 since this security was transferred to CIFC Parent as a result of the Reorganization.  Deferred tax liabilities and deferred tax assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse.  The Company records net deferred tax assets to the extent it believes that these assets will more likely than not be realized.

The evaluation of a tax position in accordance with ASC 740 is a two-step process. The first step is recognition, in which the enterprise determines whether it is more likely than not that, a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement, in which a tax position that meets the step one threshold is measured to determine the largest amount of benefit that is more likely than not to be sustained. The Company considers all of its tax positions more likely than not to be sustained upon examination, and the largest amount of benefit more likely than not to be sustained.

The Company’s effective income tax rate differs from the federal statutory rate principally due to state and local taxes, non-deductible meals and entertainment, a loss recognized upon the distribution of property as part of the Reorganization, and that the VIEs are consolidated for financial reporting purposes but not for tax purposes.

The Internal Revenue Service is conducting an audit of the Company for the tax year 2008. This audit has not been completed and the outcome cannot be predicted.  Should any issues considered in the audit be resolved in a manner not consistent with the Company’s expectations, the Company could be required to adjust its provision for income tax.  Therefore, it is reasonably possible that the Company’s unrecognized tax benefits could change materially in the next 12 months.  However, because of the uncertainty of the potential outcome of outstanding issues in the audit, quantification of an estimated range for any provision cannot be made at this time.

15.               OTHER OPERATING EXPENSES AND OTHER OPERATING EXPENSES OF CONSOLIDATED FUNDS

Other operating expenses of the Company for the year ended December 31, 2010, are comprised of occupancy expense of $0.9 million, subscription expense of $0.4 million, depreciation expense of $0.4 million, technology and communications expense of $0.2 million, and other miscellaneous items amounting to $0.5 million.  Other operating expenses for the year ended December 31, 2009, are comprised of depreciation expense of $0.9 million, occupancy expense of $0.6 million, subscription expense of $0.3 million, interest expense of $0.3 million, technology and communications expense of $0.2 million, and other miscellaneous items amounting to $0.7 million.  Other operating expenses for the year ended December 31, 2008, are comprised of interest expense of $2.9 million, occupancy expense of $0.5 million, depreciation expense of $0.5 million, subscriptions of $0.4 million, technology and communications expenses of $0.2 million, and other miscellaneous items amounting to $0.9 million.

Other operating expenses of Consolidated Funds for the year ended December 31, 2010, are comprised of trustee expenses of $1.3 million and other miscellaneous items amounting to $2.9 million.  Other operating expenses of Consolidated Funds for the year ended December 31, 2009, are comprised of miscellaneous items amounting to $40 thousand.  Other operating expenses of Consolidated Funds for the year ended December 31, 2008, are comprised of trustee expenses of $0.2 million and other miscellaneous items amounting to $0.8 million.

16.               DISCONTINUED OPERATIONS

In March 2009, CIFC elected to discontinue the operations of its UK Sub. All revenue and expense items related to the UK Sub have been reclassified to Discontinued operations in the consolidated statements of operations for the years ended December 31, 2009 and 2008. The total loss on discontinued operations, net of tax, for the year ended December 31, 2009, was approximately $2.1 million, of which approximately $1.1 million was primarily composed of severance payments to employees and write-off of fixed assets.

For the years ended December 31, 2009, and 2008, the following items of revenue and expense related to the UK Sub were classified as Discontinued operations on the consolidated statements of operations (in thousands):

	2009	2008
REVENUES:
Other income	$(65)	$(112)
Total Revenues	$(65)	$(112)

EXPENSES:
Compensation and benefits	$1,980	$3,747
Write-off of fixed assets	277	—
Other operating expenses	250	1,234
Total Expenses	$2,507	$4,981

NET LOSS BEFORE INCOME TAX (EXPENSE) / BENEFIT	$(2,572)	$(5,093)
INCOME TAX (EXPENSE) / BENEFIT	518	(331)
LOSS FROM DISCONTINUED OPERATIONS	$(2,054)	$(5,424)

17.               NOTES RECEIVABLE

Certain stock purchases by members of management prior to the Reorganization were financed by promissory notes (“Notes”) to CIFC executed by those individuals. Notes bear interest at 8% per annum and become due and payable upon the occurrence of certain events, including, without limitation, sales of the related stock and the date, if any, that CIFC files a registration statement to list its common stock.

As of December 31, 2010 and 2009, CIFC had issued $1.9 million and $1.9 million of Notes, and principal repayments amounted to $1.1 million and $0.9 million, respectively. The remaining net principal balance of $0.8 million and $1.0 million, respectively, is reflected in the consolidated balance sheets as Notes receivable. As a result of the Reorganization, the Notes are now due from members of CIFC Parent, a related party. CIFC has determined that the book value of Notes receivable approximates its fair value.  For the years ended December 31, 2010, 2009, and 2008, interest earned by CIFC on such Notes was $18 thousand, $19 thousand, and $87 thousand, respectively, and is included as a component of Other income on the consolidated statements of operations.

18.               DIVIDENDS

During April 2010, the Board declared and paid a $2.1 million dividend to CIFC Parent. During May 2010, the Board declared and paid a $3.0 million dividend to CIFC Parent. During July 2010, the Board declared and paid a $1.0 million dividend to CIFC Parent. During December 2010, the Board declared a $1.2 million dividend to CIFC Parent, which was paid during January 2011.

On December 17, 2009, the Board declared a dividend of $6.0 million to its sole shareholder, CIFC Parent, which was paid on December 22, 2009.

On December 1, 2009, as part of the Reorganization, the Board declared and paid a dividend in kind to its sole shareholder, CIFC Parent, consisting of CIFC’s investments in the Sponsored Funds. See Note 1, Business, Organization, and Operations.

On September 30, 2009, the Board declared and paid a dividend of $22.28 per share to shareholders of Series A-1 Convertible Preferred shares. The total amount paid was $9.0 million.

There were no dividends paid during the year ended December 31, 2008.

19.               RELATED PARTY TRANSACTIONS

The Company had the following related-party transactions in 2010, 2009, and 2008:

•                  Dividends were made to stockholders of CIFC prior to the Reorganization and to CIFC Parent, a related party, subsequent to the Reorganization. See Note 18, Dividends.

•                  As part of the Reorganization, CIFC’s investments in the Sponsored Funds were transferred to a related party, CIFC Parent. Prior to the transfer, such interest was eliminated in consolidation. The carrying value on the date of the transfer was $13.1 million and the fair value was $5.1 million, resulting in an $8.0 million loss.

•                  Certain stock purchases by members of management prior to the Reorganization were financed by Notes to CIFC executed by those individuals. As a result of the Reorganization, such Notes are now due from CIFC Parent, a related party. Repayments on the Notes were made during the years ended December 31, 2010 and 2009. See Note 17, Notes Receivable.

•                  CIFC entered into an administrative agreement with CIFC Parent, a related party, under which CIFC provides administrative services to CIFC Parent. For providing these services and personnel, CIFC Parent reimburses CIFC for CIFC Parent’s allocable portion of overhead and other expenses incurred in performing its obligations under the administrative agreement. In addition, the agreement calls for the reimbursement of all reasonable expenses incurred by CIFC on behalf of CIFC Parent in connection with the provision of the Services.  For the years ended December 31, 2010, 2009, and 2008, the Company recorded revenue of $107 thousand, $15 thousand, and $0.0, respectively, related to the administrative agreement.

•                  CIFC earned portfolio sub-advisory fees for its role as sub-advisor for a portfolio owned by an affiliate of CIFC in accordance with a Portfolio Sub-Advisory Agreement. Such affiliate is a related party of CIFC and is a majority member of CIFC Parent. For the years ended December 31, 2010, 2009, and 2008, the Company recorded sub-advisory fees of $20 thousand, $60 thousand, and $0.0, respectively.

20.               RISKS AND UNCERTAINTIES

The Company and its consolidated VIEs are exposed to the risk of loss if a borrower fails to perform its obligations under contractual terms and the collateral held, if any, is insufficient to repay the outstanding loan principal and interest balances (“default risk”). The Company has established policies and procedures for mitigating credit risk on loans held as collateral for the Managed Funds, including periodic reviews of the quality of borrowers to measure potential for change in credit risk, the adequacy of collateral held, and established loan losses provisions, if required.

Concentrations of Credit Risk — The Company and its consolidated VIEs exposure to both default and credit spread credit risk associated with the loan collateral activities is measured on an individual loan basis, as well as by groups of loans that share similar attributes, generally pools of loans in the Managed Funds. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for concentration risk, ongoing credit exposure and quality are monitored to address changing borrower(s) and economic/business conditions.

At December 31, 2010, the largest concentrations of credit risk related to loans serving as collateral in the Managed Funds were in the health care industry and the business equipment & services industry. The par value of such collateral at December 31, 2010, totaled $548.1 million and $477.1 million representing 9.75% and 8.48%, respectively, of the total collateral in the Managed Funds.

At December 31, 2009, the largest concentrations of credit risk related to loans serving as collateral in the Managed Funds were in the health care industry and the business equipment & services industry. The par value of such collateral at December 31, 2009, totaled $336.9 million and $310.5 million representing 9.6% and 8.9%, respectively, of the total collateral in the Sponsored Funds.

Basis Risk — The Company and its consolidated VIEs are exposed to a certain degree of basis risk relating to the Managed Funds. Basis risk refers to the risk that a change in prevailing interest rates will not affect the prices of or yields on financial instruments in exactly equal amounts or will not be reset at exactly the same time. The interest rates on individual loans held in the sponsored funds are reset at various dates in accordance with the individual loans’ terms. The interest rates on the liabilities of the Managed Funds are reset quarterly. As a result, the interest rates may differ between the assets and the liabilities for certain periods of time.

21.               SUBSEQUENT EVENTS

On April 13, 2011 (“Closing Date”), the Company completed its previously announced merger with Deerfield Capital Corp. (“Merger”).  As a result of the Merger, the Company became a wholly-owned subsidiary of Deerfield Capital Corp.  Immediately thereafter, the Company merged with CIFC Investment Management LLC (“CIFC Asset Management”), a wholly-owned subsidiary of Deerfield Capital Corp.  CIFC Asset Management survived the Merger.  Immediately thereafter Deerfield Capital Corp. was renamed CIFC Deerfield Corp. (“CIFC Deerfield”).

Immediately prior to the Merger, the Company’s deferred compensation plan was transferred to CIFC Parent.

During April and May 2011, CIFC Deerfield contributed $12.0 million and $18.1 million, respectively, of capital to CIFC Asset Management.  These capital contributions were made to assist CIFC Asset Management’s funding of a CLO warehouse as discussed below.

During April 2011, through CIFC Funding 2011-1, LLC, (the “VIE”), CIFC Asset Management funded $15.0 million as collateral for a CLO warehouse facility in the form of a total return swap (the “TRS”) with Citibank, N.A with a maximum notional amount of up to $350 million in referenced obligations.  In May and June 2011, CIFC Asset Management funded an additional $20.0 million through the VIE to satisfy additional collateral obligations. CIFC Asset Management intends to eventually include loans currently used as reference obligations under the TRS as collateral for a new CLO to be issued by the VIE and managed by CIFC Asset Management. CIFC Asset Management expects to fund additional amounts as collateral for the TRS CLO warehouse facility.

Prior to the acquisition of CypressTree in December 2010, CypressTree and certain of its former partners were defendants in a legal proceeding that was resolved on March 30, 2011. In connection with CIFC’s acquisition of CypressTree from Primus, Primus indemnified the Company and agreed to assume all liability with respect to this matter which they, and the other defendants, satisfied on April 28, 2011. Resolution of this matter had no financial impact to the Company.

CIFC has performed an evaluation of subsequent events through June 23, 2011, the date the consolidated financial statements were issued.

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